January 7, 2000

                                                   Contact: Richard Komosinski
                                                            (914) 965-2500

               ESTIMATED RECORD FIRST QUARTER EARNINGS PER SHARE
                   ANNOUNCED BY YONKERS FINANCIAL CORPORATION


Yonkers, New York - Yonkers Financial Corporation (Nasdaq National Market:YFCB) announced today that earnings for the first quarter of fiscal 2000, which ended December 31, 1999, are expected to be a record $0.34 per diluted share compared to $0.27 per diluted share for the first quarter of fiscal 1999.

Richard F. Komosinski, President and Chief Executive Officer, stated: "We are very pleased to report our estimated record first quarter earnings per share showing a 26% increase from the first quarter of last year. We believe this improvement is directly related to our strategic plan of growing our loan and deposit base as rapidly as possible in order to build franchise value. The resultant increases in earnings per share are just beginning to be realized and should continue as the year progresses."

According to President Komosinski, "the Board believes that the substantial increase in earnings per share represents a significant increase in value for our shareholders."

The company was organized in 1995 as the holding company for The Yonkers Savings and Loan Association, FA. Yonkers Savings serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preferences for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the bank or the company.

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